EXHIBIT 10.15 (b)

VERSATA, INC.

AMENDMENT TO THE NOTICE OF STOCK OPTION GRANT

Effective as of February 11, 2005, the Compensation Committee of Versata, Inc. (the “Company”), by unanimous written consent, amended your stock option to purchase 450,000 shares of the Company’s Common Stock, granted pursuant to that certain stock option agreement (the “Option Agreement”), number IND-1, that you entered into with the Company such that

1.	Regular Vesting Schedule. The section entitled Regular Vesting Schedule is amended to read in its entirety as follows:

“162,000 of the Shares (the “Vested Shares”) shall be vested as of February 18, 2005, the date of your termination as the Chief Executive Officer, and vesting of the remaining Shares will terminate.”

2.	Termination Period. The section entitled “Termination Period” is amended to read in its entirety as follows:

“This Option may be exercised for three months after Optionee ceases to be a Service Provider. Upon the death or Disability of the Optionee, this Option may be exercised for such longer period as provided in the Plan. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.”

3.	Special Acceleration and Post-Termination Exercisability Provisions. The section entitled “Special Acceleration and Post-Termination Exercisability Provisions” is deleted in its entirety.

All other provisions of the Option Agreement shall remain in effect.

Dated: February 16, 2005

Versata, Inc.

By:	/s/ William Frederick
Its:	Chief Financial Officer

Agreed and Accepted:

/s/ Alan Baratz
Alan Baratz